EXHIBIT 10.1

To: Goldman Sachs Credit Partners L.P. as Priority Agent; and UBS AG, Stamford Branch as Second Lien Agent.

November 15, 2007

Letter of waiver and consent

Subject: Credit agreement dated 8 December 2006 as amended on 1 April 2007 and 11 June 2007 between, amongst others, BST US Holdings, Inc. as Parent, BST Safety Textiles Acquisition GmbH as Original Borrower, Goldman Sachs Credit Partners L.P. and UBS Securities LLC as Mandated Lead Arrangers, Goldman Sachs Credit Partners L.P. as Priority Agent and UBS AG, Stamford Branch as Second Lien Agent (the “Credit Agreement”).

This letter (which is the first of two waiver and consent requests) relates solely to the waiver of certain breaches of the financial covenant ratios under the Credit Agreement as at 30 September 2007 and certain amendments to the financial covenants going forward as delineated in Sections 2 and 3 below. Following execution of this letter and as a second waiver and consent process, the Lenders and the Parent will consider certain amendments to the Credit Agreement that will be required in order to implement the ITG Legal Entity Realignment as described in the ITG Legal Entity Realignment Step plan dated 2 November 2007 drafted by Ernst & Young (the “ITG Realignment”).

1.	Interpretation

Terms defined in the Credit Agreement have the same meanings in this letter, unless the context requires otherwise. The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement are to be construed as references to this letter.

2.	Waiver Request

It is anticipated that the financial statements relating to the Financial Quarter ended on 30 September 2007 to be delivered by the Parent pursuant to Clause 25.1(b) (Financial Statements) of the Credit Agreement together with the accompanying Compliance Certificate may show a breach of the financial covenant ratios required under Clause 26.2 (Financial Condition) of the Credit Agreement.

The Parent requests that the Majority Lenders permanently waive non-compliance with:

(a)	Clause 26.2(a) (Interest Cover); and

(b)	Clause 26.2(b) (Debt Cover),

for the 30 September 2007 Financial Quarter and the testing date of 14 November 2007 only and not in respect of any subsequent Financial Quarter or testing date.

3.	Financial Covenants

Subject to the International Textile Group, Inc. providing Narricot Industries, L.P. with the Subordinated Loan within ten Business Days of the Effective Date as set forth in paragraph 4(a) below, the Credit Agreement shall be amended as follows:

(a)	Clause 26.2(a) Interest Cover as follows:

Column 1 Relevant Period	Column 2 Ratio (to 1.00)
Period expiring 31 December 2007	2.30
Period expiring 31 March 2008	2.45
Period expiring 30 June 2008	2.45
Period expiring 30 September 2008	2.70

(b)	Clause 26.2(b) Debt Cover as follows:

Column 1 Relevant Period	Column 2 Ratio (to 1.00)
Period expiring 31 December 2007	5.20
Period expiring 31 March 2008	4.60
Period expiring 30 June 2008	4.45
Period expiring 30 September 2008	4.45

4.	Additional undertakings - subordinated loan

The Parent shall procure that International Textile Group, Inc. provides Narricot Industries, L.P. (“Narricot”) with a subordinated loan (the “Subordinated Loan”) on terms acceptable to the Majority Lenders (including, without limitation, as to repayment and/or prepayment) of not less than $20,000,000 within ten Business Days of the Effective Date (defined below). Although the Subordinated Loan shall initially be fully subordinated, the Lenders acknowledge that in connection with the second waiver and consent process described in the preamble above, the terms of the subordination shall be amended so as to permit the Subordinated Loan together with accrued interest to be repayable at any time on or after the Completion Date subject to satisfying certain conditions determined by the Majority Lenders.

Following receipt of the proceeds of the Subordinated Loan by Narricot, such proceeds must be applied in prepayment of outstanding Revolving Facility Loans on each date on which a Revolving Facility Loan is due to be repaid under the terms of the Credit Agreement, until the full amount of the proceeds of the Subordinated Loan have been so applied, it being understood that the entire $20,000,000 Subordinated Loan will be advanced at one time.

(c)	Availability in respect of Revolving Facility Utilisations shall be temporarily reduced by an amount equal to the proceeds of the Subordinated Loan until the Completion Date.

5.	Additional undertakings – ITG Realignment

(a)	The Parent shall procure that the ITG Realignment is completed (the date on which such completion occurs being the “Completion Date”) on terms satisfactory to all the Lenders before 14 January 2008 (or such later date as the Majority Lenders may agree).

(b)	For the avoidance of doubt, it is hereby agreed that it shall be an Event of Default if the ITG Realignment does not occur by the date referred to in paragraph 5(a) above (whether or not the Lenders withhold their consent to the ITG Realignment).

(c)	If Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments have consented to the ITG Realignment, the Parent shall have the right but not the obligation to replace, by notice to the Agent(s) and the relevant Lender, a Lender that has not so consented (the “Non-Consenting Lender”) by requiring (and such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) of the Credit Agreement all (and not part only) of its rights and obligations under the Credit Agreement to another Lender, bank, financial institution, trust fund or other entity (other than a member of the BST Group) (a “Replacement Lender”) selected by the Parent, and which is acceptable to (in the case of any transfer of a Revolving Facility Commitment), the Is suing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees, Break Costs and other amounts payable to it under the Finance Documents.

(d)	The replacement of a Lender pursuant to paragraph 5(c) shall be subject to the following conditions:

(i)	the Parent shall have no right to replace an Agent or the Security Agent;

(ii)	neither Agent nor the Lenders shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than ten days after the date the Non-Consenting Lender notifies the Parent and the Agent of its failure or refusal to agree to any consent, waiver or amendment in respect of the ITG Realignment;

(iv)	in no event shall the Lender replaced under this paragraph 5 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

if such participation is transferred to a member of the ITG Group, WL Ross & Co. LLC or any of its Affiliates, its (or their) Commitment and/or participation shall be excluded for the purpose of determining whether the required proportion of Lenders have consented to any matter.

6.	Consent fees

(a)	The Parent must pay to the Agents (for the account of each Lender in the proportion that all the Commitments of that Lender bears to the Total Commitments):

a consent fee of 0.25 per cent. of the Total Commitments; and

if the Completion Date does not occur before 14 January 2008 and the Majority Lenders have not otherwise agreed to an extension of such date, upon written notice to the Parent by the Agents acting on the instructions of the Majority Lenders, an additional consent fee of 0.50 per cent. of the Total Commitments.

(b)	The Parent must pay the consent fee:

(i)	referred to in paragraph (a)(i) above, on the Effective Date; and

(ii)	referred to in paragraph (a)(ii) above, not later than three Business Days after the date of receipt of the written notice provided for in such paragraph.

(c)	During the period commencing on 30 September 2007 and ending on the Completion Date, the Margin in relation to:

(i)	each First Lien Facility Loan and each Revolving Facility Loan shall be increased to 4.5 per cent. per annum; and

(ii)	each Second Lien Facility Loan shall be increased to 7.25 per cent. per annum.

7.	Information The Parent shall procure that:

(a)	any information that the Lenders may reasonably require (including substantially final drafts of the documentation required in order to implement the ITG Realignment and financial information) in order to consider granting their consent to the ITG Realignment shall be provided to the Lenders; and

(b)	a Lender meeting or conference call (determined in consultation with the Agents) together with supporting written information explaining the financial condition, business, prospects, performance and progress of the ITG Realignment is held, and provided to the Lenders, on or before 10 December 2007 (or such later date as the Majority Lenders may agree).

8.	BST Europe Prepayment

The Parent shall procure that the First Lien Loans are prepaid by at least €2,000,000 at the end of the Interest Period immediately before 15 December 2007.

9.	Break Costs

In order to avoid the payment of Break Costs that may be incurred in connection with a prepayment contemplated by the terms of this letter, prior to the Completion Date, the Agents (on behalf of all the Lenders) agree that the Parent or the Borrower may select an Interest Period of less than one Month in respect of the Interest Periods falling after the current Interest Periods to ensure that the date of prepayment is at the end of an Interest Period in an amount at least equal to the amount. The Borrowers and the Agents agree to make such selection accordingly.

10.	Miscellaneous

(a)	This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

(b)	The agreement constituted by countersignature of this letter shall be governed by English law.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)	Except to the extent expressly waived or amended in this letter, no waiver, consent or amendment is given or made by this letter, and the Lenders expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(e)	The provisions of Clause 43 (Enforcement) of the Credit Agreement apply to this letter as though they were set out in full in this letter except that references to the Credit Agreement are to be construed as references to this letter.

(f)	The waivers, consents and amendments requested in this letter only take effect with effect from the date (the “Effective Date”) on which the Agents have countersigned this letter (such countersignature being confirmation that all the Lenders have consented to such waivers, consents and amendments).

(g)	The undertakings and reimbursement obligations set out in this letter shall survive its execution.

(i)	Clause 28.3(b) of the Credit Agreement shall not apply to any non-compliance with a provision of this letter by any Obligor.

(j)	The undertakings given by the Parent in this letter are given to all the Finance Parties.

(k)	Non-compliance by the Parent with paragraph 5 (Additional undertakings – ITG Realignment) only provides the Finance Parties with the rights set out in or in connection with the Finance Documents (such as termination) and does not give rise to a remedy for specific performance.

Finance Document

This letter is designated a Finance Document.

11.	Costs and expenses

(a)	The Parent acknowledges that the Agents have informed it that an informal working group of the Lenders was formed to consider the waivers, consents and amendments in this letter. The Parent agrees that the Agents and/or the Lenders may, from time to time, appoint advisers to assist them and the Lenders with the matters contemplated by this letter and in connection with the ITG Realignment.

(b)	The Parent agrees to reimburse, within 15 Business Days of receipt by the Parent of a reasonably detailed invoice, the Agents in respect of all reasonable fees and disbursements of a single non-legal adviser retained by the Agents and/or the Lenders in consultation with the Parent to assist the Lenders in connection with the matters contemplated by this letter and in connection with the matters arising out of the ITG Realignment.

(c)	In accordance with Clause 22.2 of the Credit Agreement, the Parent agrees to pay the fees and expenses reasonably incurred by the Agents and/or the Lenders in respect of a single legal adviser to them in connection with this letter and the ongoing advice of such counsel relating to the ITG Realignment and any amendments associated with the Completion Date, including the fees and expenses of Latham & Watkins and relevant instructed local counsel.

/s/ David L. Wax

For and on behalf of BST US Holdings, Inc. as Parent and Obligors’ Agent for and on behalf of the other Obligors

Acknowledged and confirmed by:	/s/ JESSICA WIDDOWSON
AUTHORISED SIGNATORY
GOLDMAN SACHS CREDIT PARTNERS L.P.

For and on behalf of Goldman Sachs Credit Partners L.P. as Priority Agent Date:

/s/ Richard L. Tarron and David B. Julie

For and on behalf of UBS AG, Stamford Branch as Second Lien Agent Date: